Exhibit 10.28

tw telecom inc.
INDEPENDENT DIRECTORS COMPENSATION
Effective January 1, 2009, Amended January 30, 2013

Annual Retainer	$75,000 (payable quarterly)
Annual fee Audit Committee Chair	$25,000
Annual fee Compensation Committee Chair	$25,000
Annual Fee Nominating and Governance Committee Chair	$15,000
Annual Restricted Stock Grants
Shares of Restricted Stock with an aggregate value of $225,000 (or an amount to be determined by the Board) on an annual basis, with the number of shares determined on the basis of the closing price of the Company’s common stock on the grant date, will granted to each sitting independent director under Company’s amended 2000 Employee Stock Plan at the first regularly scheduled meeting of the Board of Directors in each calendar year. All shares granted each year will vest on the anniversary date of the grant date (provided that the director is still serving on the Board at that time.

If the Director serves on the Board for less than one year from the grant date or is removed from the Board for cause, the shares covered by the grant will be forfeited on the effective date of the resignation, retirement or removal, unless the Board in its sole discretion determines otherwise. Any director who joins the board after the first regularly scheduled meeting will receive a pro-rated grant on the effective date of his or her board service.

New Director Grants
 25,000 options with a strike price equal to the closing price of the Company’s stock on the Nasdaq Stock Market on the first day of the director’s term, vesting annually over a three year period on the anniversary dates of the grant date in equal parts provided that the director is still serving on the Company’s Board of Directors on the vesting date, and terminating 10 years from the grant date, and (ii) 25,000 shares of Restricted Stock that will vest annually over a three year period on the anniversary dates of the grant date in equal parts provided that the director is still serving on the Company’s Board of Directors on the vesting date.

The options will be exercisable for a period of one year from the effective date of termination of board service, unless the termination was for cause.

Expense Reimbursement	For Board and Committee meetings in accordance with the Board of Directors Travel Policy.

Voluntary Deferral
Directors may elect prior to December 31 of any year to defer from 25%-100% (in 25% increments) of their annual retainer for the immediately following year and receive a grant at the first Board meeting of such year in lieu of such deferred amount of a number of whole restricted shares equal to 125% of (i) the deferred amount divided by (ii) the closing price of TWTC shares on the NASDAQ Stock Market on the grant date. If such calculation results in fractional shares, the remainder will be paid in cash. Such restricted shares will vest at the rate of 25% annually over four years on the anniversary date of the grant so long as the grantee continues to serve on the Board on the vesting date. If a Director leaves the Board prior to any vesting date, unvested shares are forfeited unless, in the case of a Director who leaves the Board for reasons other than removal for cause, the Board in its discretion resolves that such shares will continue to vest in accordance with their terms notwithstanding the grantee’s termination of Board service.

Welfare Benefits
Directors may elect to participate in the Company’s health, dental and vision plans on the same basis and with the same coverage options as employees and will pay premiums in accordance with the premium schedule in effect from time to time for Company employees. Premiums will be deducted from Directors’ cash compensation.